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Exhibit 99 - Press Release


                               Bank of Lodi, NA

                           P R E S S   R E L E A S E


Wednesday, October 16, 1996

For Immediate Release
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CONTACT:    Joyce K. Mitchell, Marketing Officer
            Bank of Lodi, N.A.
            209.367.2069


Bank of Lodi Acquires Three Wells Fargo Bank Branches
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     Bank of Lodi, N.A. - with branches in Lodi, Woodbridge, and Lockeford -
today announced it has reached a definitive agreement with Wells Fargo Bank to purchase three of Wells Fargo's branches located in Galt, San Andreas, and Plymouth.

     Leon Zimmerman, president and chief executive officer, Bank of Lodi, said, " We are very pleased and excited about bringing these three branches into our system, and we believe the communities will welcome the benefits of this endeavor as well."

     He continues, "Customers will enjoy the personalized service provided by Bank of Lodi, employees will become part of a progressive organization dedicated to the communities in which it serves, and shareholder value will be strengthened further as we expand and explore additional opportunities." "

     The decision to sell was difficult," said Joe Stiglich, executive vice president, Wells Fargo Bank. "However, these branches are located in rural communities; therefore, we are unable to deliver the advantages of our banking system to these communities. Rather than offer limited services, we believe these communities would be better served by a dynamic, local community bank, such as Bank of Lodi, which offers a full range of personal and business banking services."

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     Zimmerman explains, "Our goal is to make this opportunity as beneficial as possible for all those involved, as we are extremely sensitive to meeting the personal and business banking needs in each of the communities. Wells Fargo staff members can rest assure they will be welcomed additions to the Bank of Lodi family."

     Once the acquisition is complete, Bank of Lodi total assets will total approximately $150 million.

     For more information about Bank of Lodi's products and services, interested individuals are encouraged to visit the bank's web site at http:/www.banklodi.com.

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